JOINT FILERS’ SIGNATURES

/s/ Rajat Duggal	August 7, 2014
Friedman Fleischer & Lowe GP III, L.P., by (3)
**Signature of Reporting Person	Date

/s/ Rajat Duggal	August 7, 2014
Friedman Fleischer & Lowe GP III, LLC, by (3)
**Signature of Reporting Person	Date